Exhibit 99.1
MEDIAALPHA ANNOUNCES SHARE REPURCHASE PROGRAM

Los Angeles, CA (March 14, 2022) – MediaAlpha, Inc. (NYSE: MAX), today announced that its Board of Directors has approved a share repurchase program that authorizes the Company to purchase up to $5.0 million of the Company’s Class A common stock from time to time in open market transactions at prevailing prices or by other means in accordance with federal securities laws. The repurchases are expected to be made over the second and third quarters of 2022.

Commenting on the stock repurchase program, Patrick Thompson, MediaAlpha’s Chief Financial Officer, said, “This repurchase program reflects both our confidence in the ongoing strength of MediaAlpha’s business and cash flow, and our view that this an attractive time to buy our stock. Going forward, we believe that our strong cash flow generation will allow us to continue to invest in organic growth and value-accretive M&A opportunities while opportunistically repurchasing shares.”

The timing and amount of any share repurchases will be determined by the Company’s management based on their ongoing evaluation of market conditions, the Company’s capital needs, debt covenants and other factors. Repurchases may also be made pursuant to preset trading plans meeting the requirements of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, which would permit shares to be repurchased during periods the Company might otherwise be precluded from doing so under insider trading laws.

Share repurchases will be funded using the Company’s cash on hand and cash from operations. The Company anticipates that share repurchases will utilize a minority of the future cash flow generated by the Company and expects to allocate the majority of cash flow to investments in organic growth initiatives, acquisitions, and debt reduction. All shares purchased will be canceled. The timing and amounts of any purchases under the program will be determined by management in its discretion based on market and economic conditions and other factors including price, legal and regulatory requirements and capital availability. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of Class A common shares, and the repurchase program may be extended, suspended or discontinued at any time without prior notice.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s expectation of continued strong operating performance and cash flow, and the share repurchases and expected timing thereof. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 28, 2022. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

Contacts:
Investors
Denise Garcia
Hayflower Partners
Denise@HayflowerPartners.com

Press
Louise@MediaAlpha.com